Exhibit 10.6

FORM OF AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

          This Amended and Restated Supplemental Executive Retirement Agreement (the “Agreement”) is dated as of the [date], by and between East Boston Savings Bank, a corporation organized and existing under the laws of the Commonwealth of Massachusetts (the “Bank”) and [Name] (the “Executive”).  The Agreement is an amendment and restatement of the agreement by and between the Bank and the Executive dated [date], as amended by instruments dated [date], and [date], and as amended and restated as of [date].

          In consideration of the mutual covenants herein contained, the parties hereby agree as follows:

1.       Definitions.

          (a)          “Actuarial Equivalent” means a benefit of equivalent value when computed on the basis of an interest rate of 6.5% and the 1983 Group Annuity Mortality Table, Unisex (50% male, 50% female), with no setback; provided, however, that for purposes of determining the value of a lump sum distribution, the following assumptions will be used:

Interest:	Applicable interest rate under Section 417(e)(3) of the Code, as determined for the month of November of the preceding year.

Mortality:	Applicable mortality table under Section 417(e)(3) of the Code.

          (b)          “Accrued Benefit” means 70% of the Executive’s Final Average Salary, offset by the SBERA Pension Benefit and multiplied by the Executive’s Non-forfeitable Percentage set forth in Paragraph 2(b) if the Executive has less than 20 years of service.

          (c)          “Cause” means the following:

(i) the conviction of the Executive for any felony involving moral turpitude, deceit, dishonesty or fraud;

(ii) a material act or acts of dishonesty in connection with the performance of the Executive’s duties, including without limitation, material misappropriation of funds or property;

(iii) an act or acts of gross misconduct (including sexual harassment) by the Executive; or

              (iv)        continued, willful and deliberate non-performance by the Executive of duties (other than by reason of illness or disability) which has continued for more than 30 days following written notice of non-performance from the Board of Directors (or Executive Committee).

          (d)          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

          (e)          “Final Average Compensation” means the average of the Executive’s annual base salary (prior to any salary reduction contributions to any Section 401(k) plan), excluding bonuses, for the three calendar years during the Executive’s employment with the Bank for which the Executive’s annual base salary was the highest.

          (f)          “Normal Form” means an unreduced life annuity with 50% spousal survivor annuity.

          (g)          “SBERA Pension Benefit” means the distributions to the Executive from the Savings Bank Employees Association Pension Plan (“SBERA Plan”) that are attributable to Bank contributions, assumed to grow at 5.5% per annum within an Individual Retirement Account, and converted to an immediate single life annuity payable at age 65 using the assumptions set forth in Section 1(a) for purposes of computing the benefit of equivalent value other than in the case of lump sum.

2.        Payments to Executive.

          (a)          If the Executive remains employed by the Bank from the date of his employment until his termination of employment on or after 10 years of service, the Bank will pay to the Executive annually, a benefit payable in the Normal Form in equal monthly installments commencing on the first day of the month next following the termination of the Executive’s employment, an amount equal to 70% of the average of the Executive’s Final Average Compensation offset by the SBERA Pension Benefit, adjusted as provided in clauses (b) and (c) of this Paragraph 2.

          (b)          The Executive’s benefits under the Agreement shall become non-forfeitable in accordance with the following schedule:

Years of Service	Non-forfeitable Percentage

10	50
11	55
12	60
13	65
14	70
15	75
16	80
17	85
18	90
19	95
20	100

          (c)          If the Executive retires from the employ of the Bank before age 65, he may elect to receive his Accrued Benefit at any time between his retirement date and his 65th birthday; provided, however, that if the Accrued Benefit is payable before the Executive’s 65th birthday, the Accrued Benefit shall be reduced by 2.5% for each year benefits commence before the Executive’s 65th birthday.  The foregoing 2.5% reduction shall be pro-rated for a partial year.

          (d)          In lieu of the Normal Form provided by the foregoing provisions of this Paragraph 2, with the consent of the Bank, the Executive may elect at least 12 months prior to the date on which payments are to commence an optional form of payment which is the Actuarial Equivalent of the Normal Form to which the Executive is entitled, which optional form of payment may be any optional form provided under the SBERA Plan, including a lump sum.

          (d)          Notwithstanding anything to the contrary set forth herein, in no event shall the Executive be entitled to receive any benefits under this Agreement if he is terminated by the Board of Directors or Executive Committee of the Bank for Cause.

3.        Death of the Executive.

          (a)          If the Executive dies while employed by the Bank, the Bank will pay to the Executive’s surviving spouse a benefit payable for her life assuming that the Executive had retired the day before his death and had elected to receive his Accrued Benefit (as reduced by 2.5% each year and pro-rated for a partial year if the death occurs before the Executive’s 65th birthday) in the form of a joint and 100% spousal survivor annuity.  The surviving spouse may elect to receive the death benefit in a lump sum or any other form on an Actuarially Equivalent basis.

          (b)          If the Executive dies following the commencement of the payment of benefits under this Agreement, death benefits, if any, will be determined pursuant to the form of benefit payment in effect at the time of death.

4.        Disability Benefits.

          If the Executive becomes permanently and totally disabled, as determined by a physician mutually acceptable to the Bank and the Executive, from any cause while in the employ of the Bank and prior to the commencement of payments under Paragraph 2 above, the Executive shall be entitled to receive the Accrued Benefit that would be payable to the Executive pursuant to Paragraph 2 above if the Executive had terminated his employment on the date of his disability with twenty (20) years of service.  Disability payments may be subject to a six (6) month waiting period, in which case during such time the Bank shall continue to pay the Executive his base salary.

5.        Claims Procedure.

          (a)          In the event the Executive (or his beneficiary in the case of the Executive’s death) or their authorized representative (hereinafter the “Claimant”) asserts a right to a benefit under this Agreement which has not been received, the Claimant must file a claim for such benefit with the Bank on forms provided by the Bank.  The Bank shall render its decision on the claim within 90 days after its receipt of the claim.  If special circumstances apply, the 90-day period may be extended by an additional 90 days; provided, written notice of the extension is provided to the Claimant during the initial 90-day period and such notice indicates the special circumstances requiring an extension of time and the date by which the Bank expects to render its decision on the claim.  If the Bank wholly or partially denies the claim, the Bank shall provide written notice to the Claimant within the time limitations of the immediately preceding paragraph.  Such notice shall set forth:

(i) the specific reasons for the denial of the claim;

(ii) specific reference to pertinent provisions of the Agreement on which the denial is based;

(iii) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary;

(iv) a description of the Agreement’s claims review procedures, and the time limitations applicable to such procedures; and

              (v)         a statement of the Claimant’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) if the claim denial is appealed to the Bank and the Bank fully or partially denies the claim.

          (b)          A Claimant whose application for benefits is denied may request a full and fair review of the decision denying the claim by filing, in accordance with such procedures as the Bank may establish, a written appeal which sets forth the documents, records and other information relating to the claim within 60 days after receipt of the notice of the denial from the Bank.  In connection with such appeal and upon request by the Claimant, a Claimant may review (or receive free copies of) all documents, records or other information relevant to the Claimant’s claim for benefit, all in accordance with such procedures as the Bank may establish.  If a Claimant fails to file an appeal within such 60-day period, he shall have no further right to appeal.

          (c)          A decision on the appeal by the Bank shall include a review by the Bank that takes into account all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination.  The Bank shall render its decision on the appeal not later than 60 days after the receipt by the Bank of the appeal.  If special circumstances apply, the 60-day period may be extended by an additional 60 days; provided, written notice of the extension is provided to the Claimant during the initial 60-day period and such notice indicates the special circumstances requiring an extension of time and the date by which the Bank expects to render its decision on the claim on appeal.  If the Bank wholly or partly denies the claim on appeal, the Bank shall provide written notice to the Claimant within the time limitations of the immediately preceding paragraph.  Such notice shall set forth:

(i) the specific reasons for the denial of the claim;

(ii) specific reference to pertinent provisions of the Agreement on which the denial is based;

             (iii)        a statement of the Claimant’s right to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and

(iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

6.        Violation of Agreement.

           In the event of the violation of any of any material terms of the Agreement by the Executive, the Bank, in addition to any other rights which it may have, shall be relieved of the liability to make any further payments under the Agreement to, or on behalf of, the Executive so long as such violation continues, and shall have the right to specific enforcement of the Agreement by proceedings in equity.

7.        Nonassignable Rights.

          Except as otherwise provided by the Agreement, neither the Executive nor his surviving spouse shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the right thereto are expressly declared to be nonassignable and nontransferable.

8.        Independence of Agreement.

          The benefits payable under the Agreement shall be independent of, and in addition to, any other employment agreement that may exist from time to time between the parties hereto, or any other compensation payable by the Bank to the Executive, whether as salary, bonus or otherwise. The

Agreement shall not be deemed to constitute a contract of employment between the parties hereto, and no provision hereof shall restrict the right of the Bank to discharge the Executive for adequate cause, or restrict the right of the Executive to terminate his employment.

9.        General Obligation of the Bank.

          The benefits provided under the Agreement constitute a mere promise by the Bank to make payments in the future, and the rights of the Executive hereunder shall be those of a general unsecured creditor of the Bank.  Nothing contained herein shall be construed to create a trust of any kind or to render the Bank a fiduciary with respect to the Executive.  The Bank shall not be required to maintain any fund or segregate any amount or in any other way currently fund the future payment of any benefit provided under the Agreement, and nothing contained herein shall be construed to give the Executive or any other person any right to any specific assets of the Bank or of any other person.

10.        Governing Law.

          The Agreement shall be construed under and governed by the laws of the Commonwealth of Massachusetts.

          EXECUTED under seal as of the day and year first above written, in the case of the Bank by its duly authorized officer.

EAST BOSTON SAVINGS BANK

ATTEST:	BY:

[Name]
[Title]

WITNESS:	BY:

Executive

          This Agreement is joined in by Meridian Financial Services, Inc. for purposes of fulfilling the obligations of the Bank under Paragraphs 2, 3 and 4 hereof.

MERIDIAN FINANCIAL SERVICES, INC.

BY:

[Name]
Director